UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2013

SPECTRUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 S. Eastern Ave., Ste. 240, Henderson, NV	89052
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 835-6300

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A amends and supplements Item 9.01 of the Current Report on Form 8-K filed by Spectrum Pharmaceuticals, Inc. (“Spectrum”) with the Securities and Exchange Commission (the “SEC”) on July 19, 2013 (the “Initial Form 8-K”) to include the financial statements and pro forma financial information required by parts (a) and (b) of Item 9.01 of Form 8-K that were not available at the time of the filing of the Initial Form 8-K and filed by amendment no later than 71 calendar days after the Initial Form 8-K was required to be filed with the SEC. Such financial statements and pro forma financial information are required as a result of Spectrum’s July 17, 2013 acquisition of Talon Therapeutics, Inc. (“Talon”) by a “short form” merger of Eagle Acquisition Merger Sub, Inc., a wholly-owned subsidiary of Spectrum (“Purchaser”), with and into Talon pursuant to the terms of that certain Stock Purchase Agreement, dated as of July 16, 2013, by and among Spectrum, Purchaser and Talon (the “Purchase Agreement”).

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The historical audited financial statements of Talon and related notes for the years ended December 31, 2012 and December 31, 2011 contained in its Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on April 1, 2013 (File No. 001-32626) are incorporated herein by reference. Talon’s financial statements for the year ended December 31, 2010 have been omitted pursuant to Rule 3-05(b) of Regulation S-X because Talon’s net revenues in its most recent fiscal year were less than $50 million.

The historical unaudited financial statements of Talon and related notes for the three months ended March 31, 2013 contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 15, 2013 (File No. 001-32626) are incorporated herein by reference.

(b)	Unaudited Pro Forma Condensed Combined Financial Information

On July 17, 2013, Spectrum completed the acquisition of Talon pursuant to the terms of the Purchase Agreement.

The unaudited pro forma condensed combined financial statements presented below are based on, and should be read in conjunction with the:

•	Spectrum’s historical financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 28, 2013;

•	Spectrum’s historical financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 9, 2013;

•	Talon’s historical financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on April 1, 2013; and

•	Talon’s historical financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 15, 2013.

The following unaudited pro forma condensed combined financial statements for the year ended December 31, 2012 and for the three months ended March 31, 2013 included in this report have been prepared as if the acquisition occurred on January 1, 2012. The unaudited pro forma condensed combined balance sheet as of March 31, 2013 has been prepared as if the acquisition occurred on March 31, 2013. The historical financial information is adjusted in the unaudited pro forma condensed combined financial statements to only give effect to pro forma events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of Spectrum and Talon. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements presented below and with the separate historical financial statements of Spectrum and Talon.

The unaudited pro forma condensed combined financial statements are based on estimates and assumptions and are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s results of operations actually would have been had the acquisition been completed as of the dates indicated. Additionally, the unaudited pro forma condensed combined financial information are not necessarily indicative of the condensed combined financial position or results of operations in future periods or the results that actually would have been realized if the acquisition had been completed as of the dates indicated.

The unaudited pro forma adjustments related to the acquisition have been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, which are subject to change and interpretation and are based on a preliminary purchase price allocation . The allocation of purchase price for acquisitions requires extensive use of accounting estimates, assumptions and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed, based on their respective estimated fair values. The purchase price for Talon was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Spectrum engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identifiable intangible assets and certain tangible assets and contingent value right liability. Such valuations require significant estimates and assumptions including but not limited to: determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. Spectrum believes the preliminarily estimated fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. Actual adjustments will be based on analyses of fair values of identifiable tangible and intangible assets, deferred tax assets and liabilities and estimates of the useful lives of tangible and amortizable intangible assets, which will be completed after Spectrum obtains a final third-party valuation, performs its own assessments and reviews all available data. The final purchase price allocation will be performed using estimated fair values as of the acquisition. The fair value estimates for the purchase price allocation may change if additional information becomes available. Differences between these purchase price allocations and any changes thereto could have a material impact on the unaudited pro forma condensed combined financial statements and Spectrum’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not reflect the realization of any potential operating synergies or savings or other operational improvements, if any, that the combined company may achieve as a result of the acquisition, the costs to integrate the operations of Spectrum and Talon or the costs necessary to achieve potential operating synergies and revenue enhancements. No assurance can be given that cost saving synergies will be realized.

Pro forma adjustments are necessary to reflect the estimated purchase price, including the new equity structure, and to adjust Talon’s net tangible and intangible assets and liabilities to estimated fair values. Pro forma adjustments are also necessary to reflect the amortization expense related to amortizable intangible assets related to the pro forma adjustments.

The pro forma adjustments to Talon’s assets and liabilities and allocation of purchase price are based on Spectrum management’s preliminary estimates of the fair value of the assets to be acquired and liabilities to be assumed. Spectrum made estimates of fair value of the Talon assets acquired and liabilities assumed using reasonable assumptions based on historical experience and information obtained from Talon management.

SPECTRUM PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the year ended December 31, 2012

	Historical
	Spectrum	Talon	Pro Forma Adjustments (Note 5)		Pro Forma Combined
(in thousands, except share and per share data)
Revenues:
Net product sales	$254,992	$—	$—		$254,992
License and contract revenue	12,715		—		12,715

Total revenues	267,707	—	—		267,707

Operating costs and expenses:
Cost of sales (excludes amortization of purchased intangible assets)	46,633	—	—		46,633
Cost of license and other revenue	—	—	—		—
Selling, general and administrative	91,965	7,901	—		99,866
Research and development	42,544	12,899	—		55,443
Amortization of purchased intangible assets	6,741	—	—		6,741

Total operating costs and expenses	187,883	20,800	—		208,683

Income (loss) from operations	79,824	(20,800)	—		59,024

Non-operating income (expense):
Change in fair value of common stock warrant liability	—	(73)	—		(73)
Change in fair value of preferred stock purchase rights		(19,079)	19,079	(e)	—
Other (loss) income, net	(844)	(3,748)	3,522	(b), (a)	(1,070)

Income (loss) before income taxes	78,980	(43,700)	22,601		57,881
Benefit (provision) for income taxes	15,565	—	(7,526	) (f)	8,039

Net income (loss)	94,545	(43,700)	15,075		65,920

Deemed dividends attributable to preferred stock	—	(21,084)	21,084	(l)	—

Net income (loss) applicable to common stock	$94,545	$(64,784)	$36,159		$65,920

Net income (loss) per share:
Basic	$1.61	$(2.95)	$—		$1.07

Diluted	$1.46	$(2.95)	$—		$0.97

Weighted average shares outstanding:
Basic	58,588,916	21,925,200	3,000,000	(h)	61,588,916

Diluted	64,637,256	21,925,200	3,000,000	(h)	67,637,256

See accompanying notes to unaudited pro forma condensed combined financial statements.

SPECTRUM PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the three months ended March 31, 2013

	Historical
	Spectrum	Talon	Pro Forma Adjustments (Note 5)		Pro Forma Combined
(in thousands, except share and per share data)
Revenues:
Net product sales	$29,346	$—	$—		$29,346
License and contract revenue	9,321		—		9,321

Total revenues	38,667	—	—		38,667

Operating costs and expenses:
Cost of sales (excludes amortization of purchased intangible assets)	6,782	—	—		6,782
Cost of license and other revenue	—	—	—		—
Selling, general and administrative	22,347	1,945	—		24,292
Research and development	11,981	2,809	—		14,790
Amortization of purchased intangible assets	2,368	—	—		2,368

Total operating costs and expenses	43,478	4,754	—		48,232

Loss from operations	(4,811)	(4,754)	—		(9,565)
Non-operating income (expense):
Change in fair value of common stock warrant liability	—	(142)	—		(142)
Change in fair value of preferred stock purchase rights	—	(11,636)	11,636	(e)	—
Other (expense) income, net	(1,318)	(944)	809	(b), (a)	(1,453)

Loss before income taxes	(6,129)	(17,476)	12,445		(11,160)
Benefit (provision) for income taxes	3,340	—	(4,144	) (f)	(804)

Net loss	(2,789)	(17,476)	8,301		(11,964)

Deemed dividends attributable to preferred stock	—	(5,110)	5,110	(l)	—

Net loss applicable to common stock	$(2,789)	$(22,586)	$13,411		$(11,964)

Net loss per share:
Basic	$(0.05)	$(1.03)	—		$(0.19)

Diluted	$(0.05)	$(1.03)	—		$(0.19)

Weighted average shares outstanding:
Basic	59,181,380	22,011,000	3,000,000	(h)	62,181,380

Diluted	59,181,380	22,011,000	3,000,000	(h)	62,181,380

See accompanying notes to unaudited pro forma condensed combined financial statements.

SPECTRUM PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of March 31, 2013

	Historical
	Spectrum	Talon	Pro Forma Adjustments (Note 5)		Pro Forma Combined
(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$160,073	$4,114	$(11,300	) (g)	$152,887
Marketable securities	3,310	—	—		3,310
Accounts receivable, net	39,432	—	—		39,432
Inventories, net	16,618	383	—		17,001
Prepaid expenses and other current assets	3,126	249	—		3,375
Deferred tax asset	16,476	—	—		16,476

Total current assets	239,035	4,746	(11,300)		232,481

Property and equipment, net	2,227	37	—		2,264
Identifiable intangible assets, net	206,593	—	46,300	(m)	252,893
Goodwill	28,904	—	16,846	(d)	45,750
Other assets	9,369	505	(471	) (h)	9,403

TOTAL ASSETS	$486,128	$5,288	$51,375		$542,791

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and other accrued obligations	$82,653	$3,575	$2,383	(c), (h)	$88,611
Investor preferred stock purchase rights	—	21,775	(21,775	) (l)	—
Accrued compensation and related expenses	3,720	272	—		3,992
Deferred revenue	3,000	—	—		3,000
Deferred development costs	803	—	—		803
Accrued drug development costs	13,277	—	—		13,277

Total current liabilities	103,453	25,622	(19,392)		109,683

Long-term debt	—	25,063	(25,063	) (h)	—
Deferred revenue and other credits - less current portion	3,456	—	—		3,456
Deferred development costs - less currrent portion	11,337	—	—		11,337
Deferred payment contingency	2,374	—	—		2,374
Warrant liability	—	705	(382	) (i)	323
Contingent value rights			6,500	(j)	6,500
Deferred tax liability	—	—	17,300	(k)	17,300
Other long-term obligations	6,130	—	—		6,130
Revolving line of credit	75,000	—	—		75,000

Total liabilities	201,750	51,390	(21,037)		232,103

Redeemable Convertible Preferrred Stock	—	53,896	(53,896	) (l)	—

Convertible Preferred stock	123	—	—		123
Common stock	60	22	8	(l), (h)	90
Additional paid-in capital	465,373	141,090	(114,810	) (l), (h)	491,653
Accumulated other comprehensive income	931	—	—		931
Accumulated deficit	(182,109)	(241,110)	241,110	(l)	(182,109)

Total stockholders’ equity (deficit)	284,378	(99,998)	126,308		310,688

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$486,128	$5,288	$51,375		$542,791

See accompanying notes to unaudited pro forma condensed combined financial statements.

Note 1 – Description of Transaction

On July 16, 2013 Spectrum Pharmaceuticals, Inc. (“Spectrum”), through a wholly-owned subsidiary, entered into an agreement to acquire Talon Therapeutics, Inc. (“Talon”), a biopharmaceutical company based in South San Francisco, California. In connection with the closing of the acquisition on July 17, 2013, Spectrum paid Talon stockholders an aggregate upfront cash consideration of approximately $11.3 million and issued 3 million shares of its common stock in exchange for the cancellation of all of the outstanding indebtedness under Talon’s credit facility. Talon stockholders will also receive contingent value rights in an aggregate of up to $195 million in future cash payments from Spectrum upon the achievement of certain one-time sales-based milestones for Marqibo® and an approval-based milestone for Menadione Topical Lotion.

Through this acquisition, Spectrum gained worldwide rights to Marqibo, an FDA-approved hematology product for the treatment of leukemia, as well as a Phase 2 product, Menadione Topical Lotion for the treatment of the skin toxicity associated with epidermal growth factor receptor anti-cancer agents, such as ERBITUX®. Spectrum expects to leverage its existing sales force that currently sells its oncology drugs to market Marqibo.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the March 31, 2013 historical financial statements of Spectrum and Talon, which were prepared under United States Generally Accepted Accounting Principles (“GAAP”). The acquisition is accounted for under the purchase method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under the purchase method of accounting, the total purchase price, calculated as described in Note 4 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed of Talon based on their preliminarily estimated fair values. The allocation of purchase price for acquisitions requires extensive use of accounting estimates, assumptions and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective estimated fair values. The purchase price for Talon was allocated to tangible and intangible assets acquired and liabilities assumed based on their preliminarily estimated fair values at the acquisition date. Spectrum has engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identifiable intangible assets, certain tangible assets and the contingent value right liability. Such a valuation requires significant estimates and assumptions including but not limited to: determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. Spectrum believes the preliminarily estimated fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. The fair value estimates for the purchase price allocation may change if additional information becomes available. Differences between these purchase price allocations and any changes thereto could have a material impact on the unaudited pro forma condensed combined financial statements and Spectrum’s future results of operations and financial position. The unaudited pro forma condensed combined financial information is presented after giving effect to the acquisition of Talon as if it occurred on January 1, 2012 for the year ended December 31, 2012 and three months ended March 31, 2013. Certain reclassifications have been made to the historical financial statements of Talon to conform to Spectrum’s presentation.

Note 3 – Accounting Policies

As a result of the continuing review of Talon’s accounting policies, Spectrum may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Spectrum is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

Note 4 – Purchase Price

The total consideration paid by Spectrum on the closing date consisted of cash consideration of $11.3 million, 3 million shares of Spectrum common stock valued at approximately $26.3 million (based upon the closing price of $8.77 on the NASDAQ stock market on July 16, 2013) in exchange for the cancellation of all of the outstanding indebtedness under Talon’s credit facility, and contingent value rights in an aggregate of up to $195 million in future cash payments, valued at approximately $6.5 million.

Under the July 16, 2013, Contingent Value Rights Agreement (the “CVR Agreement”) with Talon, one CVR shall be issued to Talon stockholders for (i) each share of common stock that Spectrum purchased from Talon’s principal stockholders pursuant to that certain Securities Purchase Agreement dated July 16, 2013, and (ii) each share of common stock outstanding that was owned by a Talon stockholder prior to the effective time of the merger that was converted into the right to receive consideration in the merger.

The terms of the CVR Agreement will require the payment of up to an additional aggregate of $195 million in cash, (the “Milestone Payments”), upon the satisfaction of the following specific milestones, of which there is no assurance that any may be achieved:

•	$5,000,000 upon the achievement of net sales of Marqibo (vincristine sulfate liposome injection) in excess of $30,000,000 in any calendar year;

•	$10,000,000 upon the achievement of net sales of Marqibo in excess of $60,000,000 in any calendar year;

•	$25,000,000 upon the achievement of net sales of Marqibo in excess of $100,000,000 in any calendar year;

•	$50,000,000 upon the achievement of net sales of Marqibo in excess of $200,000,000 in any calendar year;

•	$100,000,000 upon the achievement of net sales of Marqibo in excess of $400,000,000 in any calendar year; and

•	$5,000,000 upon the receipt of marketing authorization from the FDA regarding Menadione Topical Lotion.

Management will remeasure the fair value of the contingent value right liability at each reporting period, with any changes in fair value being recorded in the current period’s consolidated statement of operations.

Concurrent with the Talon acquisition on July 16, 2013, Spectrum also entered into an amendment of its Credit Agreement dated as of September 5, 2012 with Bank of America, N.A., to, among other things, consent to the acquisition of Talon by Spectrum, reduce the maximum aggregate borrowing amount under the revolving line of credit to $50,000,000, and revise the interest rate on borrowings under the revolving line of credit as follows:

•	if the consolidated leverage ratio as at the last test date is less than 0.5:1.0, 3.75% per annum (for LIBO rate loans) or 2.75% (for base rate loans);

•	if the consolidated leverage ratio as at the last test date is greater than 0.5:1.0 but less than 1.0:1.0, 4.00% per annum (for LIBO rate loans) or 3.00% (for base rate loans); and

•	if the consolidated leverage ratio as at the last test date is greater than 1.0:1.0, 4.25% per annum (for LIBO rate loans) or 3.25% (for base rate loans).

Fair Value Estimate of Assets Acquired and Liabilities Assumed

Under the purchase method of accounting, the total purchase consideration is allocated to Talon’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed was allocated to goodwill. The goodwill acquired is not deductible for tax purposes. For purposes of presentation in the unaudited pro forma condensed combined financial information the following table summarizes the preliminary fair value estimate of the net assets acquired as of July 17, 2013 ($ in 000’s):

Cash and cash equivalents	$131
Inventories	611
Prepaid expenses and other current assets	602
Property and equipment	30
Identifiable intangible assets	46,300
Goodwill	20,606

Total assets acquired	68,280

Accounts payable and accrued liabilities	6,870
Contingent value rights	6,500
Deferred tax liability	17,300

Total liabilities assumed	30,670

Net assets acquired	$37,610

The acquired intangible assets consisted of in-process research and development for Marqibo use for acute lymphoblastic leukemia (“ALL”) and Marqibo use for non-Hodgkin’s lymphoma (“NHL”) as follows in the table below:

	Value of Intangible Assets Acquired	Weighted- Average Amortization Period
IPR&D: Marqibo for ALL	$27,800		(1)
IPR&D: Marqibo for NHL	18,500		(1)

Total identifiable intangible assets	$46,300

(1)	Acquired in-process research and development (“IPR&D”) is an intangible asset classified as an indefinite-lived until the completion or abandonment of the associated R&D effort, and will be amortized over an estimated useful life to be determined at the date the project is completed. Intangible IPR&D is not amortized during the period that it is considered indefinite-lived but rather tested for impairment.

Purchase price adjustments recorded subsequent to the closing date of July 17, 2013 will affect the recorded amount of goodwill. Goodwill acquired at July 17, 2013 will differ from the estimated amount included in the accompanying unaudited pro forma condensed combined financial statements prepared as of March 31, 2013.

Note 5 – Unaudited Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the total purchase price, to reflect amounts related to Talon’s net tangible and intangible assets at an amount equal to the estimated fair values on the closing date, and to reflect changes in amortization expense resulting from the preliminarily estimated fair value adjustments to net intangible assets. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements presented below and with the separate historical financial statements of Spectrum and Talon.

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	Reflects the elimination of historical Talon interest expense on outstanding debt.

(b)	Reflects the adjustment for additional interest expense incurred as a result of the July 16, 2013 amendment of Spectrum’s $50 million credit facility in connection with the acquisition.

(c)	Reflects Talon accounts payable and other accrued liabilities assumed at fair value.

(d)	Reflects the total purchase price amounts allocated to goodwill based on the preliminarily estimated fair value of the total purchase prices less the estimated fair values assigned to identifiable tangible and intangible assets acquired and liabilities assumed on the closing date.

(e)	Reflects the elimination of the change in fair value of preferred stock purchase rights, as they do not have a continuing impact on the combined entity’s results.

(f)	Reflects an estimate of the income tax impact of the acquisition, primarily related to the elimination of the change in fair value of the preferred stock purchase rights of Talon and the elimination of interest expense on Talon debt that was repaid in connection with the acquisition.

(g)	Reflects total cash consideration paid by Spectrum on the closing date of $11.3 million.

(h)	Reflects purchase consideration of 3 million shares issued on July 17, 2013 at $8.77 per share, or approximately $26.3 million, to retire Talon’s outstanding debt at the acquisition date.

(i)	Reflects an adjustment to Talon’s warrant liability to reflect its fair value at the acquisition date.

(j)	Reflects the estimated fair value of contingent value rights due upon achievement of certain net sales targets, as part of the acquisition consideration.

(k)	Reflects the adjustment for net deferred tax liabilitiy in connection with the Talon acquisition which were established related to the fair value adjustments of the net assets acquired over their respective tax bases. No deferred taxes were provided for goodwill as the goodwill is not deductible for tax purposes.

(l)	Reflects the elimination of Talon’s historical equity as part of the acquisition.

(m)	Reflects the portion of the total purchase price allocated to acquired intangible assets acquired of Talon as part of the acquisition based on the preliminarily estimated fair values assigned on the closing date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2013	SPECTRUM PHARMACEUTICALS, INC.

	By:	/s/ Kurt A. Gustafson
Kurt A. Gustafson Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.